Exhibit 10.5

June 22, 2011

Re:	Severance Agreement

Dear Michael K. Jackson:

You are currently a party to a severance agreement with Poniard Pharmaceuticals, Inc. (the “Company”) that provides for certain severance benefits upon a qualifying termination of employment with the Company. This letter is to inform you how your benefits under the agreement will be handled, and in some cases increased, in connection with the proposed merger by and among the Company, FV Acquisition Corp. and Allozyne, Inc. (the “Proposed Merger”).

In the event of a qualifying termination of employment in connection with the Proposed Merger, you will be eligible to receive the benefits in the amounts and at the times set forth in your severance agreement. Your outstanding stock options and restricted stock units also will become fully vested in the event of such termination of employment by the Company (or, if earlier, upon consummation of the Proposed Merger), even though this is not required by your severance agreement.

Section 5.1(b) of your severance agreement provides that the Company will pay premiums for you and your family members for continued medical coverage under COBRA, referred to as “COBRA Continuation” in your severance agreement. Under the federal rules for COBRA eligibility applicable to the Company, you are not eligible to receive continued medical coverage under COBRA following a termination of employment at the Company, but the Company agrees to pay you the amount that the Company would have paid for you and your family members (at the applicable COBRA rate), had you been eligible for payment of such amounts under your severance agreement (the “COBRA Equivalent Amount”). Such amounts will be paid in accordance with the terms of your severance agreement. If the Proposed Merger is consummated, any portion of salary severance and the COBRA Equivalent Amount that have not yet been paid to you under your severance agreement will be paid to you in a single lump sum.

In addition, subject to consummation of the Proposed Merger, you will be eligible to receive a bonus severance amount of $13,434. In the event the Proposed Merger is not consummated, you will not be eligible to receive this amount.

In all other respects not addressed above, the terms and conditions of your severance agreement remain in full force and effect, including that all amounts payable thereunder are subject to all applicable withholding taxes.

Please acknowledge your understanding and agreement to the foregoing by signing below and returning a signed original of this letter to my attention as soon as possible.

Sincerely,

/s/ Ronald A. Martell
Ronald A. Martell
Chief Executive Officer

Agreed and Accepted:

/s/ Michael K. Jackson
Signature

Michael K. Jackson
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